UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2019

CONNECTONE BANCORP, INC.
(Exact name of Company as specified in its charter)

New Jersey	001-11486	52-1273725
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

301 Sylvan Avenue
Englewood Cliffs, New Jersey		07632
(Address of principal executive offices)		(Zip Code)

Company's telephone number, including area code: (201) 816-8900

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 2.01. Completion of Acquisition or Disposition of Assets.

On January 2, 2019 prior to the opening of business, (the “Effective Time”), the Registrant completed its previously announced merger with Greater Hudson Bank, a New York state chartered commercial bank (“Greater Hudson”) with and into ConnectOne Bank (the “Bank”), a wholly owned subsidiary of the Registrant. The merger was in accordance with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 11, 2018, by and between the Registrant, the Bank, and Greater Hudson. At closing, Greater Hudson merged with and into the Bank, with the Bank as the surviving company.

Pursuant to the Merger Agreement, holders of common stock of Greater Hudson (the “Greater Hudson Common Stock”), received 0.245 shares of common stock of the Registrant, no par value per share (the “Registrant Common Stock”), for each share of common stock of Greater Hudson Common held immediately prior to the Effective Time, with cash to be paid in lieu of fractional shares. Each outstanding share of Registrant Common Stock existing immediately prior to the Effective Time remained outstanding and was unaffected by the Merger.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated herein by reference. The representations, warranties and covenants of each party set forth in the Merger Agreement have been made only for purposes of, and were and are solely for the benefit of the parties to, the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. In addition, such representations and warranties (1) will not survive consummation of the Merger, unless otherwise specified therein, and (2) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the Merger Agreement is incorporated by reference into this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or the Bank, their respective affiliates or their respective businesses.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the Effective Time, Mr. Daniel Rifkin, former Vice Chairman and Director of Greater Hudson, was appointed to the Board of Directors of the Registrant and the Board of Directors of ConnectOne Bank, both of which have been expanded to include thirteen members. Aside from the foregoing, there are no arrangements or understandings between Mr. Rifkin and any other persons pursuant to which Mr. Rifkin was selected as a Director.

Mr. Rifkin has not yet been appointed to any committees of the Board of Directors of the Registrant or the Bank.

Mr. Rifkin, is a member of a limited liability company which owns the Bardonia branch acquired in the transaction detailed in response to Item 2.01 above. Mr. Rifkin owns approximately 50% of the membership interests in this limited liability company, and does not serve as its managing member. The lease for the Bardonia branch has a term ending on August 31, 2028. The Bank has the option to extend the lease term for one additional five-year period. The Bank also has the ability to terminate the second floor office space portion of the Lease upon ninety (90) days written notice, and upon payment of certain sums, calculated in accordance with the lease. The rent during 2018 was $168,795.00, and the rent will increase three (3%) percent yearly, including any extension terms. In the event that the option to terminate occupancy rights to the second floor office space, the rent will be adjusted as set forth in the lease.

There are no material plans, contracts or other arrangements (or amendments thereto) to which Mr. Rifkin is a party, or in which he participates, that was entered into or amended, in connection with Mr. Rifkin being appointed as a director of the Registrant and the Bank.

Item 8.01. Other Events.

On January 2, 2019, the Company issued a press release announcing the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
No.	Description
2.1	Agreement and Plan of Merger, dated as of July 11, 2018, by and between ConnectOne Bancorp, Inc., ConnectOne Bank, and Greater Hudson Bank (incorporated herein by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on July 12, 2018).

99.1	Press Release of the Company, dated January 2, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 2, 2019	CONNECTONE BANCORP, INC.
Registrant

	By:	/s/ William S. Burns
William S. Burns
Executive Vice President/
Chief Financial Officer